                                                            EXHIBIT (h)(5)(i)(c)

                        AMENDMENT TO OPERATING AGREEMENT

     This Amendment ("Amendment") is made as of October 1, 1998, by and between Charles Schwab & Co., Inc. ("Schwab"), a California corporation, and each registered investment company ("Fund Company") executing this Amendment on its own behalf and on behalf of each of its series or classes of shares ("Fund(s)") listed on Schedule I hereto, and amends the Operating Agreement between the parties, made as of November 27, 1995, as amended thereafter ("Operating Agreement"). All capitalized terms used in the Amendment and not defined herein shall have the meaning ascribed to them in the Operating Agreement.

     WHEREAS, the parties wish to amend Schedule I to the Operating Agreement;
and

     WHEREAS, the parties wish to institute the payment of Account establishment and maintenance fees which shall be paid by each Fund added to Schedule I to the Operating Agreement by this Amendment or any amendment made hereafter;

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

     1. The following Section 4. is hereby inserted as Section 4. of the Operating Agreement. Sections 4. through 12. are renumbered as Section 5. through 13., respectively.

          4.   ACCOUNT ESTABLISHMENT AND MAINTENANCE FEES

          Fund Company shall pay to Schwab such fees as are set forth on
     Schedule II hereto to reimburse Schwab for its costs in establishing and maintaining Account(s) for each Fund for which the effective date of such Fund, as set forth on Schedule I to the Operating Agreement, is October 1, 1998, or any date thereafter. Fees attributable to establishment of the Account(s) for a Fund shall be paid prior to establishment of the Account(s) for such Fund. Fees attributable to maintaining the Account(s) for each Fund shall be billed on an annual basis on December 31 and paid promptly, in no event later than thirty (30) days after billing. Such payment shall be by wire transfer. Such wire transfers shall be separate from wire transfers of redemption proceeds or distributions under this Agreement.

     2. Schedule I to the Operating Agreement shall be deleted in its entirety and the Schedule I attached hereto shall be inserted in lieu thereof.

     3. The attached Schedule II is hereby inserted as Schedule II to the Operating Agreement.

     4. Schedule II may be amended by Schwab on forty (40) days' written notice to Fund Company or such earlier time as shall be agreed to by the parties.


Exhibit B                             B-1

     5. Except as specifically set forth herein, all other provisions of the Operating Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

CHARLES SCHWAB & CO., INC.              WESTCORE TRUST, on its own behalf and on
                                        behalf of each Fund listed on Schedule I
By: /s/Fred Potts                       hereto
   --------------------------------
       Fred Potts
       Vice President/Mutual Funds      By:    /s/Kenneth V. Penland
       Operations Administration              ----------------------------------
                                        Name:     Kenneth V. Penland
                                              ----------------------------------
Date:    10/24/98                       Title:    President
     ------------------------------           ----------------------------------
                                        Date:     10/1/98
                                              ----------------------------------


Exhibit B                             B-2

                                   SCHEDULE I
                           TO THE OPERATING AGREEMENT

Fund Company/Funds                                     Effective Date
------------------                                     --------------
Westcore Trust
  Westcore Blue Chip Fund*                             11/27/95
  Westcore Colorado Tax-Exempt Bond Fund*              11/27/95
  Westcore Growth and Income Fund*                     11/27/95
  Westcore Intermediate-Term Bond Fund*                11/27/95
  Westcore Long-Term Bond Fund*                        11/27/95
  Westcore Mid-Cap Opportunity Fund*                   10/1/98
  Westcore MIDCO Growth Fund*                          11/27/95
  Westcore Small-Cap Opportunity Fund*                 11/27/95

* Indicates that Fund is a "no-load" or "no sales charge" Fund as defined in Rule 2830 of the NASDR.

SI Indicates that Fund is available only to MFMP investors through Schwab Institutional or another advice program offered or made available by financial institutions clearing transactions through Schwab.

Accepted by:
CHARLES SCHWAB & CO., INC.              WESTCORE TRUST, on its own behalf and on
                                        behalf of each Fund listed on this
                                        Schedule I

By: /s/Fred Potts
   --------------------------------
       Fred Potts
       Vice President/Mutual Funds      By:    /s/Kenneth V. Penland
       Operations Administration              ----------------------------------
                                        Name:     Kenneth V. Penland
                                              ----------------------------------
                                        Title:    President
Date:    10/24/98                             ----------------------------------
     ------------------------------     Date:     10/1/98
                                              ----------------------------------


Exhibit B                             B-3

                                   SCHEDULE 11
                           TO THE OPERATING AGREEMENT
              Fees to Establish and Maintain Account(s) for a Fund

ESTABLISHMENT FEES

     The Establishment Fee shall be $4,500 for the Account(s) for each Fund established on Schwab's system for which the effective date of such Fund, as set forth on Schedule I to the Operating Agreement, is October 1, 1998, or any date thereafter.

MAINTENANCE FEE

     a. The Maintenance Fee as to the Account(s) for each Fund for which the effective date of such Fund, as set forth on Schedule I to the Operating Agreement, is October 1, 1998, or any date thereafter, shall be charged in advance, annually, on December 31 ("Assessment Date") commencing on the first Assessment Date after the establishment of the Account(s) for such Fund on the Schwab system. The Maintenance Fee as to the Account(s) of a Fund shall not be prorated in the event of termination of this Agreement as to such Fund prior to the end of a calendar year for which such Maintenance Fee has been charged.

     b. The Maintenance Fees as to the Account(s) for each Fund shall be determined based on the aggregate value of all shares of such Fund contained in all Account(s) at the Fund on the Assessment Date. The Maintenance Fees are as follows:

            Aggregate Value
            of All Shares                         Maintenance Fee
            ---------------                       ---------------
     Up to and including $2.5 million             $ 4,500

     Over $2.5 million and up to and              $ 3,000
     including $5 million

     Over $5 million                              $ 0

     c. For purposes of this calculation, the value of the shares of each Fund will be the net asset value reported by such Fund to the National Association of Securities Dealers, Inc. Automated Quotation System. No adjustments will be made to the net asset values to correct errors in the net asset values so reported for any Assessment Date unless such error is corrected and the corrected net asset value per share is reported to Schwab before 5 o'clock, p.m., San Francisco time, on the next business day after the Assessment Date to which the error relates.


Exhibit B                             B-4